Exhibit 99.1

NEWS RELEASE

Contact:	Kevin J. Barry
Republic First Bancorp Inc.
(215) 430-5416
kbarry@rfbkonline.com

FOR IMMEDIATE RELEASE

Republic First Bancorp Shareholders Approve
Proposal to Merge with Pennsylvania Commerce Bancorp

PHILADELPHIA, Pa. (March 19, 2009) —  Republic First Bancorp Inc. (NASDAQ: FRBK), holding company of Republic First Bank, announced today that its shareholders, at a special meeting held on March 18, 2009, approved the proposal for Republic First Bancorp to merge with Pennsylvania Commerce Bancorp Inc.  The merger remains subject to approval of Pennsylvania Commerce’s shareholders, regulatory approvals and other customary closing conditions.

Once the merger is completed, Pennsylvania Commerce Bancorp and Republic First Bancorp will combine to form Metro Bancorp Inc.  With headquarters in Harrisburg and Philadelphia, Metro Bancorp will have a network of 45+ convenient stores and pursue aggressive growth in Metro Philadelphia, Southern New Jersey and Central Pennsylvania.   Metro Bank customers will enjoy:

•	7-day branch banking
•	FREE checking without hidden fees
•	Banking with no stupid rules
•	"Best in Class" products and services
•	Friendly, knowledgeable customer service representatives

“This is an exciting moment for Republic First shareholders, employees and customers”, said Republic First Bancorp Founder, Chairman and CEO Harry D. Madonna.  “Metro Bank is coming soon and it is going to change the banking landscape in Philadelphia, South Jersey and beyond.  We are preparing to launch America’s Next Great Bank.”

Republic First Bank (PA) is a full-service, state-chartered commercial bank, whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC).  The Bank provides diversified financial products through its twelve offices located in Abington, Ardmore, Bala Cynwyd, Plymouth Meeting, Media and Philadelphia, Pennsylvania and Voorhees, New Jersey.

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission.  These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company's control. The words “may”, “could”, “should”, “would”,

“believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, and similar expressions are intended to identify forward-looking statements.  All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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